Exhibit e

DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into as of August 15, 2008 by and between MML Series Investment Fund II, a Massachusetts business trust (the “Trust”), and MML Distributors, LLC, a Connecticut limited liability company (the “Distributor”).

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”);

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Distributor agree as follows:

1. Appointment. The Trust hereby appoints the Distributor as a general distributor of the Service Class shares and the Service Class I shares (each, a “Class”) of each series of the Trust (each, a “Fund”, and collectively, the “Funds”). The Distributor will act as a non-exclusive agent for each Fund in connection with the sale by such Fund of shares of each Class. Upon the termination of this Agreement with respect to any Class of shares of a Fund, the Trust’s appointment of the Distributor as general distributor of such Class’s shares will expire. The Trust reserves the right to refuse at any time or times to sell any shares hereunder for any reason deemed adequate by the Board of Trustees of the Trust (the “Trustees”).

2. Fees. For its services as a general distributor of Fund shares, the Distributor’s sole compensation shall be any payments it shall be entitled to receive from time to time from a Fund with respect to a Class of shares of that Fund from the assets attributable to that Class pursuant to a distribution plan adopted for that Class pursuant to Rule 12b-1 under the 1940 Act (a “12b-1 Plan”).

3. Net Asset Value Per Share. All subscriptions and sales of a Class’s shares will be based on the net asset value per share of the respective Class in accordance with the provisions of the Agreement and Declaration of Trust and By-laws of the Trust and the applicable then-current prospectus and statement of additional information (“Prospectus”) of the relevant Fund.

4. Trust Issuance of Fund Shares. The delivery of shares of a Class shall be made promptly by a credit to a shareholder’s open account on the books of the Fund in question for the applicable Class. The Trust reserves the right (a) to issue shares of a Fund at any time directly to the shareholders of the particular Fund as a share dividend or share split, (b) to issue to such shareholders shares of the particular Fund, or rights to subscribe to shares of such Fund, as all or part of any dividend that may be distributed to shareholders of such Fund or as all or part of any optional or alternative dividend that may be distributed to shareholders of such Fund, and (c) otherwise to sell shares of a Fund in accordance with the current applicable Prospectus of the Fund.

It is acknowledged that: (i) all payments for purchases of Fund shares and of redemption proceeds will be made through the Trust’s transfer agent, and not the Distributor, (ii) all Fund shareholder accounts will be maintained by the transfer agent, and (iii) the transfer agent and purchasing broker-dealers, and not the Distributor, will maintain shareholder records.

5. Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell shares of the Funds but does not agree hereby to sell any specific number of shares of the Funds and shall be free to act as distributor of the shares of other investment companies. Shares of the Funds will be sold by the Distributor only against orders therefor. The Distributor shall not take “long” or “short” positions in shares of the Funds contrary to the Agreement and Declaration of Trust or By-laws of the Trust. Shares of a Fund will be issued by the Trust, after payment therefor has been credited to the account of such Fund. It is understood and agreed that the Distributor performs no services, and has no duties or obligations, with respect to shares of the Funds that are sold directly by the Trust or as to which the Distributor does not serve as distributor.

Nothing in this Agreement is intended to create any obligation on the part of the Distributor (except as may be required by applicable law) to: (i) monitor for frequent trading in share of the Funds; (ii) ascertain whether Fund shareholders are receiving appropriate sales load breakpoints or are paying appropriate redemption fees, if applicable; (iii) engage in any customer identification programs on behalf of the Trust; (iv) establish or maintain accounts on behalf of Fund shareholders or broker-dealers that sell Funds; or (v) hold, accept, or keep custody of funds from customers.

6. Compliance. The Distributor shall conform to the applicable rules of the Financial Industry Regulatory Authority (“FINRA”), and any applicable laws relating to the sale of securities of any jurisdiction in which it sells, directly or indirectly, any shares of the Funds. The Distributor agrees to make timely filings with the Securities and Exchange Commission (the “SEC”) in Washington, D.C., FINRA, and such other regulatory authorities as may be required, of any sales literature relating to the Fund and intended for distribution to prospective investors.

The Distributor may to the extent permitted by applicable law, without further consent by the Trust, contract with third parties to perform any activity or function under this Agreement, provided that the Distributor shall not be relieved from any of its responsibilities or liabilities hereunder (the actions or omissions of any such third party being, for this purpose, considered to be the Distributor’s own actions or omissions) or from compliance with all applicable federal and state securities laws and FIRNA rules.

7. Registration and Qualification of Fund Shares.

The Trust has delivered to the Distributor a copy of the definitive current prospectus. The Trust agrees that it will use its best efforts to continue the effectiveness of the Trust’s registration statement on Form N-1A (or successor form) under the Securities Act of 1933, as amended (the “1933 Act”), registering the sale of the shares of the Funds under such Act (such registration statement, as amended from time to time, being referred to herein as the “Registration Statement”). The Trust further agrees, at its expense, to prepare and file any amendments to its Registration Statement and any supplemental data as may be necessary to comply with the 1933

Act. The Trust represents that: (i) the Registration Statement and all amendments thereto filed by the Trust with respect to the shares of the Funds have been prepared and filed in conformity with the 1933 Act and rules and regulations promulgated thereunder, and (ii) the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The Trust has registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

The Trust agrees to do such acts and things as shall from time to time be reasonably necessary and practicable for the purpose of qualifying and maintaining qualification of a Fund’s shares for sale under any applicable so-called Blue Sky Laws of any state or for maintaining the registration of a Fund and the sale of its shares under the 1933 Act and the 1940 Act; to the end that there will be available for sale from time to time such number of Fund shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly in writing of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, adversely affecting registration or qualification of the Trust or the shares of any Fund, or rights to offer a Fund’s shares for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the Registration Statement or the Prospectus of a Fund in order to make the statements therein not materially misleading.

8. Duties of the Trust. The Trust agrees that:

(a)	It shall promptly furnish to the Distributor, at least 10 days prior to use, any description of the Distributor or the Distributor’s services hereunder which the Trust intends to use in the Prospectus, or in sales literature, reports, advertisements, or otherwise. Such description may not be utilized if the Distributor objects thereto in writing within such 10- day period;

(b)	It shall promptly furnish to the Distributor for the Distributor’s approval and filing (if so required) with FINRA any proposed sales literature or advertisement relating to, or referring to, the Trust or the Funds;

(c)	It shall furnish to the Distributor copies of any information (excluding information about the portfolio holdings of the Trust), financial statements, and other documents that the Distributor may reasonably request;

(d)	It shall promptly advise the Distributor of any information concerning the Trust or the Funds which may reasonably be expected to affect adversely the Distributor’s ability to properly discharge its obligations hereunder; and

(e)	It shall not use the name “MML Distributors, LLC” other than merely identifying the Distributor as the general distributor of the Funds unless such use is specifically approved by the Distributor.

9. Distributor Independent Contractor. The Distributor shall be an independent contractor. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

10. Allocation of Costs. As between the Trust and the Distributor, the Trust shall pay the cost of composition and printing of sufficient copies of a Fund’s Prospectus as shall be required for periodic distribution to a Fund’s existing shareholders and the expense of registering the shares of the Funds for sale under federal securities laws, filing notices in states to sell Funds in such states, and qualifying the Funds for sale in foreign countries. The Distributor or the Distributor’s designee shall pay the expenses normally attributable to the sale of shares of the Funds, other than amounts paid by a Fund under its 12b-1 Plan, including the cost of printing and mailing of the Prospectus (other than those furnished to existing shareholders) and any sales literature or advertisements used by the Distributor. For clarity, nothing herein shall require the Distributor to pay any expense paid or assumed by any insurance company to which the shares of the Funds may be offered.

11. Interests in and of Distributor. It is understood that any of the shareholders, trustees, officers, employees, and agents of the Trust may be a shareholder, director, trustee, officer, employee, or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest, or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person, or any such organization may have an interest in any of the Funds; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust or By-laws of the Trust and the constituent documents of the Distributor, or by specific provision of applicable law.

12. Effective Date and Termination. This Agreement shall become effective as of the date stated above and

(a)	Unless otherwise terminated, this Agreement shall continue in effect with respect to the shares of each Class of each Fund so long as such continuation is specifically approved at least annually (i) by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Class and (ii) by a vote of a majority of the Trustees of the Trust who are not interested persons of the Distributor or the Trust and have no direct or indirect financial interest in the relevant distribution plan or in any agreement related to such distribution plan, cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement may at any time be terminated with respect to the shares of any Class of any Fund on sixty days’ notice to the Distributor by vote of a majority of the Fund’s Trustees then in office or by the vote of a majority of the outstanding voting securities of that Class which may be cast by shareholders of that Class.

(c)	This Agreement shall automatically terminate in the event of its assignment.

(d)	This Agreement may be terminated by the Distributor on sixty days written notice to the Trust.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

13. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)	The “vote of a majority of the outstanding voting securities” of a Class means (1) the vote of holders of 67% or more of the shares of that Class present at such meeting, if the holders of more than 50% of the outstanding shares of such Class are present or represented by proxy; or (2) the vote of the holders of more than 50% of the outstanding shares of such Class, whichever is less.

(b)	The terms “affiliated person”, “interested person”, and “assignment” shall have their respective meanings as defined in the 1940 Act.

14. Amendment. This Agreement may be amended at any time with respect to the shares of any Class of any Fund by mutual consent of the parties, provided that such consent on the part of such Class shall be approved (i) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Class and (ii) by a vote of a majority of the Board of Trustees who are not interested persons of the Distributor or the Trust and have no direct or indirect financial interest in the relevant distribution plan or in any agreement related to such distribution plan, cast in person at a meeting called for the purpose of voting on such approval.

15. Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

16. Indemnification.

(a)	The Trust agrees to indemnify, defend and hold free and harmless the Distributor, its members, officers, and employees, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, from and against any and all claims, demands, liabilities, and reasonable expenses (including the reasonable cost of investigating or defending such claims, demands, or liabilities and any reasonable counsel fees incurred in connection therewith) which the Distributor, its members, officers, or employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon: (i) any alleged untrue statement of a material fact contained in the Registration Statement or any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any Trust advertisement or sales literature created or supplied to the Distributor by the Trust that does not comply with applicable laws, rules, and regulations (including those of the FINRA).

(b)	In no event shall anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, and further provided that the Trust shall not indemnify the Distributor for conduct of a nature described in this subparagraph 16(b).

(c)	The Distributor agrees to indemnify, defend, and hold free and harmless the Trust, its trustees, officers, and employees and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, from and against any and all claims, demands, liabilities, and reasonable expenses (including the reasonable cost of investigating or defending such claims, demands, or liabilities and any reasonable counsel fees incurred in connection therewith) which the Trust, its trustees, officers, or employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement or any alleged omission to state a material fact in connection with such information required in the Registration Statement or necessary to make such information not misleading. As used in this subparagraph 16(c), the term “employee” shall not include a corporate entity under contract to provide services to the Trust or any Fund, or any employee of such a corporate entity, unless such person is otherwise an employee of the Trust.

A copy of the Agreement and Declaration of Trust establishing MML Series Investment Fund II is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, or shareholders individually but are binding only upon the assets and property belonging to the respective Funds.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MML SERIES INVESTMENT FUND II

By	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

MML DISTRIBUTORS, LLC

By	/s/ Peter Lahaie
Name: Peter Lahaie
Title: Vice President, CFO and Treasurer